Exhibit 99

FOR IMMEDIATE RELEASE

January 6, 2006	Media Contact: Joe Arterburn Manager Corporate Communications Cabela’s Incorporated 308-255-1204 Investor Contact: Chris Gay/Treasurer Cabela’s Incorporated 308-255-2905

CABELA’S INC. ANNOUNCES RETIREMENT OF EXECUTIVE VICE PRESIDENT

SIDNEY, Neb. - January 6, 2006 - Cabela’s Incorporated (NYSE: CAB), the World’s Foremost Outfitter® of hunting, fishing and outdoor gear, announced today that David A. Roehr, its Executive Vice President and Chairman, President and Chief Executive Officer of World’s Foremost Bank, Cabela’s wholly-owned credit card bank subsidiary, has retired to pursue other interests and spend more time with family, effective immediately.

“I have enjoyed my close personal relationship with the company’s founders, Dick and Jim Cabela, who have provided me the opportunity to be part of such a successful and dynamic business,” said Roehr. “I would especially like to thank the employees at World’s Foremost Bank for all of their hard work and dedication, and congratulate them on the tremendous growth and success of the Bank over the last several years. At this point in my career, I have accomplished the goals I set for myself and Cabela’s.  The time is right for me to explore other personal and professional opportunities.”

Cabela’s President and Chief Executive Officer, Dennis Highby, said, “Dave has played an integral and critical role in our retail expansion efforts, in the formation of the Cabela’s credit card and in the growth of World’s Foremost Bank. On behalf of Dick and Jim Cabela and the entire company, I would like to thank Dave for his many contributions to Cabela’s over the past eleven years and wish him continued success in his future endeavors.”

Orrin Wilson has been named interim Chairman of the Board of World’s Foremost Bank. Mr. Wilson has been a member of the Board of Directors of World’s Foremost Bank since its formation in 2001. Mr. Wilson has over 38 years of banking experience, most recently serving as President of U.S. Bank and its predecessor organizations in Lincoln, Nebraska for 13 years prior to his retirement in 2001.

Ralph Castner, Cabela’s Vice President and Chief Financial Officer, has been named interim Chief Executive Officer of World’s Foremost Bank. Mr. Castner has been a member of the Board of Directors of World’s Foremost Bank since its formation in 2001 and served as Treasurer and Secretary of World’s Foremost Bank from 2001 to 2003.

Tom Boatman, World’s Foremost Bank’s current Chief Operating Officer and Secretary, has been named interim President of World’s Foremost Bank. Mr. Boatman has been a member of the Board of Directors of World’s Foremost Bank since its formation in 2001.

About Cabela’s Incorporated
Cabela’s Incorporated, headquartered in Sidney, Nebraska, is the nation’s largest direct marketer, and a leading specialty retailer, of hunting, fishing, camping and related outdoor merchandise. Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the United States, and has long been recognized as the World’s Foremost Outfitter®. Through Cabela’s established direct business and its growing number of destination retail stores, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service. Cabela’s also issues the Cabela’s Club® VISA credit card through which it offers a related customer loyalty rewards program as a vehicle for strengthening its customer relationships.

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